Exhibit 3.2

CERTIFICATE OF ELIMINATION
with respect to
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
DRIL-QUIP, INC.
The undersigned, James C. Webster, does hereby certify that:
1.The undersigned is the duly elected and acting Vice President — General Counsel and Secretary of Dril-Quip, Inc., a Delaware corporation (the “Company”).
2.Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, as heretofore amended and supplemented (the “Restated Certificate of Incorporation”), on February 20, 2018, the Board of Directors of the Company adopted the following resolutions, which resolutions relate to the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) previously established:
RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company filed November 25, 2008 (as amended by any subsequent provisions which are then in effect and operative as a result of their having heretofore been filed with the Secretary of State of the State of Delaware, the “Certificate of Designations”); and further
RESOLVED, that the Company be and hereby is authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.
3.I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.
[Signature page follows]

Exhibit 3.2

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 26th day of February, 2018.
DRIL-QUIP, INC.

By:	/s/ James C. Webster
Name: James C. Webster
Title: Vice President — General Counsel and Secretary